                                                                     EXHIBIT 2.5

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT, made and entered into on October 25, 1996 and effective as of the 1st day of November, 1996, by and between PROGRESSIVE TELECOM, INC. a New York corporation having its principal office at 37 East Main Street, Elmsford, NY 10523 (the "Seller"), and BETH WILSON HILL ("B. Hill"), an individual residing at 389 Hardscrabble Road, Briarcliff, NY 10510 (sometimes referred to as the "Shareholder");

                                   A
                                        N
                                              D

COMFORCE GLOBAL, INC., a Delaware corporation having its principal office at 2001 Marcus Avenue, Lake Success, NY 11042 (the "Buyer").

         WHEREAS, the Seller desires to sell, and the Buyer desires to acquire, substantially all of the assets, properties and business of the Seller, all in consideration for cash and the assumption of certain liabilities of Seller as set forth herein; and

         WHEREAS, B. Hill is the sole shareholder of Seller; and

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

I.       SALE OF ASSETS AND RELATED TRANSACTIONS
         ---------------------------------------

         1.1 Sale of Assets. On the terms and subject to the conditions of this
             --------------
Agreement, on the Closing Date (as that term is defined in Section 3.1 hereof), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, properties, rights and business of every kind and description, wherever located (collectively, the "Assets"), other than the Excluded Assets described in Section 1.4 hereof, belonging to the Seller including, without limitation, the good will and name of the Seller and all property, tangible and intangible, real, personal or mixed, prepayments, deposits and advances under agreements assumed by Buyer pursuant to
Section 2.1 hereof, supplies, leaseholds, leasehold improvements, machinery, vehicles, furniture, office furnishings and fixtures, rights under contracts to the extent not fully performed as of the Closing Date, purchase orders, trade names, trademarks, trademark registrations, trademark applications, copyrights, copyright registrations, copyright applications, patents, patent applications, inventions, trade secrets, technical know-how, licenses, processes,

                                      1.

formula, royalties, computer programs, tapes, disks, computer hardware and software, technical information, blueprints, drawings and other technical papers, procedures and processes and the like, customer lists and files, and all books and records pertaining to any of the aforementioned assets. Simultaneously with such delivery, Seller shall take all additional steps as may be reasonably necessary to put Buyer in possession and operating control of the Assets.

         1.2 Instruments of Conveyance and Transfer. On the Closing Date, the
             --------------------------------------
Seller shall deliver to Buyer such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and assignment, satisfactory in form and substance to Buyer and its counsel, as shall be effective to vest in the Buyer, upon the Closing Date, full and complete right, title and interest in and to the Assets, free and clear of all liens, taxes, charges and encumbrances.

         1.3 Assignment of Contracts and Rights. Anything in this Agreement to
             ----------------------------------
the contrary notwithstanding, this Agreement shall not constitute an Agreement to assign any claim, contract, license, lease, commitment, sale or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted transfer or assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or of Seller thereunder. If such consent is not obtained, or if an attempted transfer, sublease or assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller will cooperate with Buyer to the extent reasonably practicable to provide for Buyer the benefits under any such claims, contracts, licenses, leases, commitments, sales or purchase orders or any claim or right or any benefit arising thereunder or resulting therefrom, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, with costs of litigation, if any, borne solely by Buyer; Buyer shall cooperate fully with Seller to obtain such releases of Seller as Seller reasonably requests (it being understood that a failure to obtain any such release shall not be required hereby and shall not excuse Seller from its obligations hereunder); and any transfer, sublease or assignment to Buyer by Seller of any property or property rights or any contract or Agreement which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

         1.4 Excluded Assets.
             ---------------

             (a) The Assets shall not include cash, cash equivalents, receivables, rights under contracts to the payment of money for services rendered prior to the Closing Date, or other current assets of Seller in existence on the Closing Date and shall not include the other assets of Seller described in Exhibit 1.4 hereto (collectively, the "Excluded Assets").
             -----------

             (b) Seller and Buyer agree that to the extent projects or contracts are performed before and after the Closing Date, but are invoiced by Buyer after the Closing Date, Buyer will pay over to Seller on collection of said invoices an amount equal to the percentage of the invoices as shall equal the percentage of completion of such projects and contracts (as determined in accordance

                                      2.

with past practices of the Company by Seller as at the Closing Date. In the case of certain projects or contracts with respect to which, because of special circumstances, such formula is unfair to Seller or Buyer, such allocation shall be as set forth on Exhibit 1.4(b).
                   --------------

         1.5      Consents.  Seller shall use its best reasonable efforts to
                  --------
obtain all material consents to assignments of contracts in a timely manner.

II.      CONSIDERATION FOR TRANSFER OF ASSETS.
         ------------------------------------

         2.1      Consideration to be Paid.
                  ------------------------

                  (a) In full consideration for the Assets, and subject to the terms and conditions of this Agreement, the Buyer shall, on the Closing Date:

                      (i) pay to or upon the order of the Seller the amount of Two Million Four Hundred Twenty-Five Thousand Dollars ($2,425,000) in immediately available funds (U.S. Dollars) by wire transfer to such account as the Seller may designate; and

                      (ii) deliver an undertaking, satisfactory in form and substance to the Seller and its counsel (the "Assumption Agreement"), whereby the Buyer (A) assumes any contracts or disclosed in Schedule 4.10 hereto or are entered into subsequent to the date hereof in the ordinary course of business agreements between Seller and customers of or vendors to the Seller for services that have not been fully provided as of the Closing Date, to the extent, and only to the extent, that (1) the services under the assumed contracts and agreements are to be provided after the Closing Date and (2) neither the Seller nor the other parties thereto are in default thereunder as of the Closing Date.

         2.2      Allocation of Consideration. The consideration payable
                  ---------------------------
hereunder shall be allocated among the Assets as described in Exhibit 2.2
                                                              -----------
hereof.

III.     CLOSING DATE
         ------------

         3.1 Closing Date. The closing with respect to the transactions provided
             ------------
for in this Agreement (the "Closing") shall take place at 2001 Marcus Avenue, Lake Success, New York at 10 o'clock a.m. local time on November 1, 1996, or at such other place, on such other date or at such other time as the parties hereto may mutually agree (the "Closing Date"). Notwithstanding the foregoing, Seller shall receive the economic benefits and be responsible for the liabilities and obligations of Seller's business until November 3, 1996.

                                      3.

IV.      REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDER.
         ------------------------------------------------------------

         The Seller and Shareholder hereby jointly and severally represent and warrant to the Buyer as follows:

         4.1 Organization; Power; Good Standing. The Seller is a corporation
             ----------------------------------
duly organized, validly existing and in good standing under the laws of the State of New York. The Seller has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. The copies of the Articles of Incorporation and Bylaws of the Seller, as amended as of the date hereof, which have been delivered by the Seller to the Buyer, are complete and correct. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions listed in Section 4.1 of the Disclosure Schedule (the "Disclosure Schedule")
          --------------------------------------
that has been executed and delivered by the parties concurrently with the execution and delivery of this Agreement and the Seller has not failed to qualify in any other jurisdiction in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except where such failure would materially and adversely affect its business and operations. Seller is currently performing services in the jurisdictions identified as jurisdictions in which it is performing services in
Section 4.1 of the Disclosure Schedule.
--------------------------------------

         4.2      Subsidiaries; Names; Capital Stock; Fictitious Names.
                  ----------------------------------------------------

                  (a) Except as disclosed in Section 4.2(a) of the Disclosure
                                             --------------------------------
Schedule, Seller has no subsidiaries.
--------

                  (b) Neither the Seller nor any of its subsidiaries has not used any name for itself or its operations since January 1, 1991 other than Continental Field Service Corporation and the other names set forth in Section
                                                                       -------
4.2(b) of the Disclosure Schedule.
---------------------------------

         4.3 Authority Relative to Agreement. The execution, delivery and
             -------------------------------
performance by the Seller of this Agreement and the other agreements contemplated hereby to which the Seller is a party have been duly and effectively authorized by all necessary corporate action by the Seller. This Agreement and the other agreements contemplated hereby to which they are parties have been duly executed by the Seller and the Shareholder and are valid, legally binding and enforceable obligations of the Seller and the Shareholder.

         4.4 Effect of Agreement. Except as set forth in Section 4.4 of the
             -------------------                         ------------------
Disclosure Schedule, the execution, delivery and performance of this Agreement
-------------------
by the Seller and the Shareholder and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority; (ii) violate, with or without the giving of notice or the

                                      4.

passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment or decree of any court or governmental authority applicable to the Seller or the Shareholder; or (iii) with or without the giving of notice, the passage of time, or both conflict with or result in a breach or termination of any provision of, accelerate the performance or maturity of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the assets of the Seller pursuant to any corporate charter, bylaw, indenture, note, bond, mortgage, deed of trust, lease, contract, permit, agreement or other instrument, or any order judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Seller or any Shareholder is a party, or by which the Seller or any Shareholder or any of their respective assets may be bound.

         4.5 Financial Statements. The balance sheet of the Seller, as of
             --------------------
December 31, 1993, 1994 and 1995, and related statements of income and retained earnings and statement of changes in financial position for each of the three years then ended, compiled by the independent certified public accountants for Seller, and the unaudited balance sheet of the Seller (the "Balance Sheet") as of September 30, 1996 (the "Balance Sheet Date"), and related statement of income and retained earnings for the same period, all as set forth in Section
                                                                      -------
4.5 of the Disclosure Schedule, are in accordance with the books and records of
------------------------------
the Seller, are complete and correct in all material respects, fairly present in all material respects the financial position and results of operations of the Seller as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior years. The audited balance sheets for the years ended 1993, 1994 and 1995 and the statements of income and retained earnings for the same periods and the unaudited balance sheet and statement of income and retained earnings for the nine (9) months ended on the Balance Sheet Date, described above, are collectively referred to herein as the "Financial Statements."

         4.6 Undisclosed Liabilities. Except as and to the extent disclosed
             -----------------------
therein, the Seller had, at the date of the Financial Statements, no material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, whether or not such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles. Neither the Seller nor the Shareholder knows or has any reasonable grounds to know of any basis, as of the date of the Financial Statements, for assertion against the Seller of any material claim or liability of any nature in any amount not fully disclosed in the Financial Statements.

         4.7 Absence of Certain Changes or Events. Since the Balance Sheet
             ------------------------------------
Date, in conducting its business and affairs, including but not limited to use and operation of the Seller's assets, the Seller has not:

             (a) incurred any obligation or liability (contingent or otherwise) except (i) normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, individually or in the aggregate, have a material adverse effect on the Seller's financial condition or results of operations and (ii) obligations under contracts, agreements, leases

                                      5.

and easements described in Section 4.7(a) of the Disclosure Schedule, the
                           -----------------------------------------
performance of which will not, individually or in the aggregate, have a material adverse effect on the Seller's financial condition or results of operations;

           (b) mortgaged, pledged or subjected to any lien, charge, security interest or to any other encumbrance any of the assets of the Seller (whether tangible or intangible);

           (c) made any material additions to, sold, assigned, transferred, conveyed, leased or otherwise disposed of, or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of its assets or properties, except for fair consideration in the ordinary course of business;

           (d) canceled or compromised any debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

           (e) waived or released any rights, whether or not in the ordinary course of business;

           (f) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights, or with respect to any know-how;

           (g) made or granted any general wage or salary increase or entered into any written employment contract with any officer or employee involving an annual basic rate of compensation in excess of $80,000 or a period of employment of more than thirty days;

           (h) entered into any transaction, contract or commitment performed its obligations under any contract or commitment, modified or amended any contract or commitment other than in the ordinary course of business;

           (i) made any capital expenditure or entered into any commitment therefor which, individually, exceeds $50,000;

           (j) suffered any material casualty loss or damage, whether or not such loss or damage shall have been covered by insurance;

           (k) suffered any material adverse change in its operations, earnings, assets, liabilities, properties, business or prospects or in its condition, financial or otherwise;

           (l) lost any supplier or suppliers which loss or losses, individually or in the aggregate, has or may have a material adverse effect on the results of operations of the Seller;

                                      6.

             (m) lost any customer or customers which loss or losses, individually or in the aggregate, has or may have a material adverse effect on the results of operations of the Seller; or

             (n) introduced any material change with respect to the operation of its business, including its method of accounting, whether by act or by lapse of time or attention.

         4.8 Tax Matters. The Seller has duly filed with the appropriate United
             -----------
States, state and local governmental agencies, and with the appropriate foreign countries and political subdivisions thereof, all tax returns and reports required to be filed; such returns and reports are accurate and complete; and the Seller has paid in full or made adequate provisions for all taxes, interest, penalties, assessments or deficiencies shown to be due on such tax returns and reports or claimed to be due by any taxing authority or otherwise due and owing. The Seller has made all withholdings of tax required to be made under all applicable United States, state and local tax regulations and such withholdings have either been paid to the appropriate governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Seller. The provisions for income taxes payable reflected in the Financial Statements are adequate. The United States income tax liabilities of the Seller have been examined and reported on by the Internal Revenue Service (or closed by applicable statutes of limitations) and finally determined and fully paid for all fiscal years prior to and including the fiscal year ended December 31, 199[2]. Except as described in Section 4.8 of the Disclosure
                                            -----------------------------
Schedule, the Seller has not executed or filed with the Internal Revenue Service
--------
or any other taxing authority, domestic or foreign, any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. Except as described in Section 4.8 of the Disclosure
                                                   -----------------------------
Schedule, the Seller is not a party to any pending action or proceeding, nor is
--------
any action or proceeding threatened, by any governmental authority for assessment or collection of taxes and no claim for assessment or collection of taxes has been asserted against the Seller.

         4.9 Title to Properties; Absence of Liens and Encumbrances.
             ------------------------------------------------------

             (a)  The Seller owns no real property.

             (b)  Schedule 4.9 of the Disclosure Schedule is a correct and
                  ---------------------------------------
complete listing of all personal property owned of record or beneficially by the Seller included in the Assets requiring specific documents of transfer other than patent assignments, trademark assignments and bills of sale in order to effectively transfer title of thereto from the Seller to the Buyer, together with a brief description of the documents required.

             (c) Seller has good title to all of the Assets, tangible and intangible (including all property reflected in the Financial Statements or in
Schedule 4.9 of the Disclosure Schedule), free and clear of claims, liens and
---------------------------------------
encumbrances of any sort whatsoever and will on the Closing Date, convey such title in the Assets to Buyer.

                                      7.

         4.10 List of Properties, Contracts and Other Data. Section 4.10 of the
              --------------------------------------------  -------------------
Disclosure Schedule is a correct and complete list setting forth the following
-------------------
information with respect to the assets of the Seller (indicating in each case, where appropriate, whether or not the consent by a third party is required in connection with the sale of the Assets to the Buyer):

              (a) all leases and easements of real property to which the Seller is a party and belonging to or used in its business, and a brief description of the principal buildings and structures located thereon and the equipment located therein, with the annual rental rate of each lease and easement, the termination date of each lease and easement and the conditions of renewal thereof being given in each case;

              (b) all rights, licenses, leases of personal property, permits, franchises, concessions, certificates of public convenience and the like to which the Seller is a party and belonging to or used in its business, together with a brief description of the terms thereof;

              (c) (i) all United States and foreign patents, trademarks and trade names, trademark and trade name registrations, copyrights and copyright registrations, unexpired as of the date hereof, all United States and foreign applications pending for patents, for trademark or trade name registrations, or for copyright registrations, and all trademarks, trade names, labels and other trade rights in use by the Seller, all of the foregoing belonging to or used in its business and being owned in whole or in part as noted thereon by the Seller and (ii) all licenses granted by or to the Seller and all other agreements to which the Seller is a party, which relate in whole or in part to any items of the categories mentioned in clause (i) above or to any other proprietary rights belonging to or used in its business, whether owned by the Seller or otherwise;

              (d) all policies of insurance in force (with a notation as to the status of premiums paid thereon) with respect to the Seller, including without limitation those covering its properties, buildings, machinery, equipment, fixtures, public liability and operations;

              (e) all existing contracts and commitments belonging to or used in the Seller's business (including loan agreements, credit agreements and security agreements) to which the Seller is a party or by which the Seller or any of its properties or assets is bound, except (i) contracts or commitments involving the payment by or to the Seller of less than $5,000 with respect to any one contract or commitment or $20,000 with respect to any related group of contracts or commitments, (ii) contracts or commitments terminable by the Seller without liability or expense on thirty days' notice or less, and (iii) contracts or commitments for the purchase or sale of merchandise or services entered into in the ordinary course of business, the performance of which by the Seller will extend over a period of less than three months and which will not individually or in the aggregate, have any material adverse effect on the financial condition or results of operations of the Seller; provided, however, that a list of customers with 1996 billings shall satisfy the requirements in this subsection
(e);

                                      8.

                  (f) all collective bargaining agreements, pension plans, employment and consulting agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans and hospitalization insurance or other plans or arrangements providing for benefits for employees or former employees of the Seller (indicating, with respect to each of the individuals named pursuant to subparagraph (h) below, the amount received in the year ended December 31, 1995 under each such agreement, plan or arrangement);

                  (g) the names and current salary rates of all administrative employees of the Seller;

                  (h) the names and current hourly rates of all billable employees of the Seller;

                  (i) the names and percentage rates of all employees of the Seller who perform fixed price work;

                  (j) the names of all retired employees of the Seller who are receiving or are entitled to receive any unfunded pensions not covered by any pension plan to which the Seller is a party, their ages and their current annual unfunded pension rates; and

                  (k) the name of each bank or other financial institution from which credit commitments of the Seller are outstanding, together with a brief description of such commitments.

         True and complete copies of all documents, including all amendments thereto, referred to in such list have been delivered to the Buyer. All documents, rights, obligations and commitments referred to in such list are valid and enforceable in accordance with their terms for the periods stated therein and there is not under any of them any existing breach, default, event of default or event which with the giving of notice or lapse of time, or both, would constitute a default nor had any party thereto given notice of or made a claim with respect to any breach or default. To the best knowledge of the Seller and the Shareholder, there are no existing laws, regulations or decrees, which adversely affect any of such documents, rights, obligations or commitments. None of the contracts referenced or listed in Section 4.10 of the Disclosure Schedule
                                                 -------------------------------
was obtained or executed based in whole or in part on the fact or representation that the Seller is a minority or woman owned or operated business or a small business enterprise as those or similar terms are defined by Federal or state statutes or regulations.

         4.11 Litigation. Except as disclosed in Section 4.11 of the Disclosure
              ----------                         ------------------------------
Schedule, there are no claims, actions, suits, proceedings or investigations
--------
pending or threatened against or affecting the Seller at law or in equity or in admiralty, or before or by any federal, state, municipal or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, United States or foreign, nor does the Seller or either Shareholder know of any facts which would provide a basis for any such claim, action, suit, proceeding or investigation.

                                      9.

No claim, action, suit, proceeding or investigation described in Disclosure
                                                                 ----------
Schedule 4.11 could, if adversely decided, have a material adverse effect on the
-------------
condition (financial or otherwise), assets, liabilities, earnings or business of the Seller.

         4.12  Labor Matters.  Except as disclosed in Section 4.12 of the
               -------------                          -------------------
Disclosure Schedule, there are no controversies pending or threatened between
-------------------
the Seller and any of its employees and the Seller has not taken or failed to take any action which would provide a reasonable basis for any such controversy. There are no proceedings now pending nor, to Seller's or Shareholder's knowledge or belief, threatened against the Seller before the National Labor Relations Board, any state department of labor, any state commission on human rights, the Equal Employment Opportunity Commission or any other local, state or federal agencies having jurisdiction over employee rights with respect to hiring, tenure or conditions of employment, nor have there been any such proceedings since January 1, 1993. The Seller has complied with respect to all employees, including without limitation staff employees and those chargeable to others, with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. All non-exempt employees have been paid appropriate and correct premium wages where applicable. Except as set forth in Section 4.25 of the Disclosure Schedules,
                                   ----------------------------------------
there have been no payments for the lease and/or rental of vehicles or equipment; and no payment or reimbursement to employees for moving, meals, incidental or lodging expenses (commonly known as per diem payments) and no payments to employees or employees chargeable to others as consultants or independent contractors within the past three (3) years with the exception of those listed on Section 4.25 of the Disclosure Schedule. To the best of Seller's
                ---------------------------------------
knowledge, there are no present employees of the Seller who will not be available for employment by the Buyer on substantially the same terms and conditions as they are presently employed by the Seller. There are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

         4.13  Patents; Trademarks; Intellectual Property Rights. The Seller has
               -------------------------------------------------
protected by way of trademark, trade name or otherwise to the fullest extent permitted by the law the names set forth in Section 4.13 of the Disclosure
                                            ------------------------------
Schedule. Sections 4.10 and 4.13 of the Disclosure Schedule list all patents,
--------  -------------------------------------------------
trademarks, trade names, copyrights, trade secrets, registrations, applications, technical information, data, formulae, blueprints, drawings, computer hardware and software, proprietary know-how, manufacturing procedures, process and the like ("Intellectual Property Rights") necessary for the conduct of the Seller's business as now conducted. Except as described in Sections 4.10 or 4.13 of the
                                                  ----------------------------
Disclosure Schedule, all such Intellectual Property Rights owned by the Seller
-------------------
are in good standing, are valid and enforceable and are free from any default on the part of the Seller. The Seller is not a licensor of any Intellectual Property Rights, nor is the Seller violating the Intellectual Property Rights of others. No director, officer or employee of the Seller owns, directly or indirectly, in whole or in part, any of the Intellectual Property Rights or interests therein which the Seller has used, is presently using, or the use of which is necessary for the Seller's business as now conducted.

                                      10.

        4.14   Assets.
               ------

               The tangible personal property of the Seller is in good operating condition, normal wear and tear excepted, and is for its intended purpose. There are no actions pending or threatened or consent decrees, orders or agreements entered by the United States, any state or local regulatory agency or court with respect to the compliance of such property with applicable laws, statutes, ordinances or regulations, including, without limitation, the Environmental Laws (as that term is defined in Section 4.23 hereto).

        4.15   Insurance.
               ---------

               (a) All insurable properties of the Seller belonging to or used in its business are adequately insured for the Seller's benefit against all risks usually insured against by persons owning or operating similar properties in the localities where such properties are located, all under valid and enforceable policies insured by insurers of recognized responsibility, and (b) the Seller is adequately insured, for its benefit, against all product liability claims relating to products manufactured, fabricated, sold or delivered by it to the same extent that the risks of such claims are insured against by persons manufacturing, fabricating, selling or delivering similar products, all under valid and enforceable policies insured by insurers of recognized responsibility.

        4.16  Licenses; Permits; Authorizations. Section 4.16 of the Disclosure
              ---------------------------------  ------------------------------
Schedule is a schedule of all approvals, authorizations, consents, licenses,
--------
orders and permits (except for sales and use tax permits and franchise tax regulations) of all governmental agencies, whether United States, state or local, or foreign, required by the nature of the business conducted by the Seller to permit the continued operation of such business in the manner in which it was conducted as of the date hereof (indicating in each case, where appropriate, whether or not the consent by a third party to the transfer to the Buyer is required and the expiration date of any governmental approvals). The Seller has all material approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether United States, state, local or foreign, required to permit the operation of the Seller's business as presently conducted and the Seller's business is and has been operated in all material respects in compliance therewith.

        4.17  Compliance with Applicable Law. The conduct of the Seller's
              ------------------------------
business does not violate or infringe any domestic or foreign laws, statutes, ordinances or regulations or any right or patent, trademark, trade name, copyright, know-how or other proprietary right of third parties, the enforcement of which would adversely affect the Seller's business or the value of its properties and assets.

        4.18  Pension and Employee Benefit Plans.
              ----------------------------------

              (a) The Seller is not a party to and has not contributed to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974,

                                      11.

as amended ("ERISA")) or employee welfare benefit plans (as defined in Section 3(1) of ERISA and including, in each case, multi-employer plans) or any incentive, bonus, profit sharing, deferred compensation, stock option, stock purchase plan or agreement, severance, termination or other compensation plan or arrangement, or any other material employee fringe benefit plans presently maintained by, or contributed to by the Seller or any current Affiliate, as defined below, except those described on Section 4.10 of the Disclosure
                                         ------------------------------
Schedule. The Seller's pension plans (the "Plans") are duly qualified under
--------
Section 401 of the Internal Revenue Code (the "Code"), all reports and actions required to be taken in connection with such Plans have been so taken, there have been no reportable events or prohibited transactions in connection with such Plans nor any termination or partial termination with respect thereto or to any other plan maintained by the Seller or by an entity controlling, controlled by or under common control with, the Seller.

                  (b) A true and complete copy of (1) each Benefit Plan and any related agreement, and (2) all summary plan descriptions, (3) the most recent annual report, (4) the most recent actuarial valuation (if applicable), (5) any other financial statements or disclosures, and (6) the most recent determination letter received from the Internal Revenue Service (if applicable), with respect to any Benefit Plan, has been furnished to the Buyer.

                  (c) The Seller, each current Affiliate and each of the Benefit Plans, are in compliance in all material respects with the applicable provisions of ERISA, and those provisions of the Code applicable to Benefit Plans.

                  (d) Except as may be disclosed on the Balance Sheet, neither the Seller nor any current Affiliate has any liability with respect to any Benefit Plan that is not fully reflected in the materials delivered to Buyers pursuant to subsection (b), nor is any asset of the Seller or any current Affiliate subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

                  (e) Neither the Seller or any other employer (an "Affiliate") that is, or was at any time after September 2, 1974, together with the Seller, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code incurred any liability which could subject any of the parties to this Agreement to material liability under Section 4062, 4063 or 4064 of ERISA.

                  (f) Neither the Seller nor any current Affiliate is required to contribute to any multiemployer plan, within the meaning of Section 4001(a)(3) or ERISA. Neither the Seller nor any Affiliate, while an Affiliate, has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, which liability has not been fully paid as of the date hereof.

         4.19     Certain Relationships; Transactions with Management.
                  ---------------------------------------------------

                                      12.

               (a)  Section 4.19 of the Disclosure Schedule accurately describes
                    ---------------------------------------
all relationships among the directors, the officers and the shareholders of the Seller.

               (b)  Except as described in Section 4.19 of the Disclosure
                                           ------------------------------
Schedule, the Seller is not a party to any contract, lease or commitment with
--------
any officer, director or shareholder (or any affiliate of any such officer, director or shareholder) of the Seller, nor are there any loans outstanding to any of such persons (or any affiliate of any such person) from the Seller.

               (c) Neither the Seller nor the Shareholder (and/or any member of their respective immediate families) has a financial interest (direct or indirect) in any competitor, supplier or customer of the Seller.

         4.20  Adverse Agreements; No Adverse Change.
               -------------------------------------

               (a)  Except as disclosed in Section 4.20 of the Disclosure
                                           ------------------------------
Schedule, the Seller is not a party to or subject to any agreement or instrument
--------
or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation which adversely affects or, insofar as the Seller can now foresee, may in the future adversely affect its business operations, prospects, properties, assets or conditions, financial or otherwise.

               (b)  Except as disclosed in Section 4.20 of the Disclosure
                                           ------------------------------
Schedule, there has not been any adverse change in, or development adversely
--------
affecting, the business, assets, financial position or results of operations of the Seller (including, without limitation, any fire or other casualty loss to any of the assets of the Seller) nor is the Seller aware of any such adverse change or development which may occur in the future.

         4.21  Assets Relationship to Business of the Seller. The Assets,
               ---------------------------------------------
together with the assets (the "Continental Assets") that Buyer is acquiring from Continental, constitute all of the properties and assets used or useful in or necessary to the conduct of the business and affairs of the Seller other than the accounts receivable, cash and cash equivalents of Seller, which are required for working capital purposes, and, as such, constitute, together with the Continental Assets and accounts receivable, cash and cash equivalents of Seller, all of the properties and assets necessary in order for the Buyer to conduct business operations subsequent to the Closing in the manner in which the same are presently conducted by the Seller.

         4.22  Environmental Matters.
               ---------------------

               (a) Seller has been issued and is in compliance with all federal, state and local permits, certificates, licenses, approvals and other authorizations and has filed all notifications, relating to air emissions, effluent discharges and solid and hazardous waste storage, treatment and disposal required in connection with the operation of the business of the Seller.

                                      13.

               (b) There are no outstanding notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings, administrative, civil, criminal, at law or in equity pending against Seller and, to the best knowledge of the Seller and the Shareholder, no investigation or review is pending or threatened against Seller by any governmental entity with respect to any alleged violation of any federal, state or local environmental law, regulation, ordinance, standard, permit or order in connection with the conduct of the business of the Seller.

               (c)  Except as otherwise disclosed on Section 4.23 of the
                                                     -------------------
Disclosure Schedule, the Seller is not in violation of The Comprehensive
-------------------
Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), The Superfund Amendments and Reauthorization Act of 1986 ("SARA"), The Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, The Clean Water Act, the Toxic Substances Control Act and The Clean Air Act or any rule or regulation promulgated pursuant to any of the foregoing statutes, or any other applicable environmental law, statute, rule, regulation or ordinance (all of the foregoing are hereinafter sometimes collectively referred to as the "Environmental Laws").

               (d)  Except as otherwise disclosed in Section 4.23 of the
                                                     -------------------
Disclosure Schedule, neither the Seller, nor any of its officers, employees,
-------------------
agents or independent contractors has arranged, by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport or disposal or treatment of, any hazardous substance (as defined by CERCLA, as amended);

               (e) To the best knowledge of the Seller, no predecessor of the Seller has arranged by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for transport for the disposal or treatment of, any hazardous substances (as defined by CERCLA, as amended);

               (f) The Seller is neither an "owner" or "operator" of a "facility" as defined by CERCLA, as amended; and

               (g)  Except as otherwise set forth in Section 4.23 of the
                                                     -------------------
Disclosure Schedule, the Seller did not "own" or "operate" any "facility" at the
-------------------
time any hazardous substances were disposed of within the meaning of CERCLA, as amended.

               (h) To the best of Seller's knowledge, no hazardous, toxic or polluting substances have been released, discharged or disposed of on property now or formerly owned or operated by Seller. To the best of Seller's knowledge, no PCBs, asbestos or urea formaldehyde insulation is present at any such property. There are no underground storage tanks at the property of the Seller. The Seller has not received from any federal, state or local environmental regulatory entity or third party requests for information, notice of claim, demand letters, or other notification that in connection with the conduct of the business, it is or may be potentially responsible with respect to any investigation or clean-up of hazardous substance releases at any sites.

                                      14.

               (i) To the best of Seller's knowledge, no wastes generated by Seller have ever been sent directly or indirectly to any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of hazardous substance sites requiring investigation or clean-up.

         4.23  Books and Records. The books, records and work papers of the
               -----------------
Seller are complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial condition and results of operations of the Seller set forth in the Financial Statements referred to in Section 4.5 hereof. The corporate record books of the Seller have been duly and properly maintained, are in good order; complete, accurate, and up to date; and set forth all meetings and actions heretofore held and/or taken by the stockholders and/or directors of the Seller.

         4.24  Improper Payments. Neither the Seller (including any present or
               -----------------
former officers, directors, employees or agents or other third party acting on behalf of the Seller) have: (i) directly or indirectly, made or authorized to be made, any bribes, kickbacks or other payments of a similar nature, whether lawful or not, to any person or entity, public or private, regardless of the form thereof, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions to pay for favorable treatment for business secured or for special concessions already obtained or to otherwise attempt to influence any such person or entity to take or refrain from taking any action relating to the Seller; (ii) paid, donated, leased or made available funds or property of any kind, directly or indirectly, for the benefit of, or for the purpose of opposing, any government or subdivision thereof, political party, candidate or committee, either domestic or foreign; (iii) made any loans, donations, or other disbursements, directly or indirectly, to officers or employees of the Seller, so that contributions, donations, loans or payment could be made, directly or indirectly, for the benefit of, or for the purpose of opposing, any government or subdivision thereof, political party, candidate or committee, either domestic or foreign; or
(iv) maintained a bank account or other account of any kind, whether domestic or foreign, which account was not reflected in the corporate books and records or which account was not listed, titled or identified in the name of the Seller.

         4.25  Use of Independent Contractors. The Seller has not retained the
               ------------------------------
services of any independent contractor or consultant for assignment to customers within the past two (2) years except as described on Section 4.25 of the
                                                     -------------------
Disclosure Schedule.
-------------------

         4.26  Other Information. None of the information and documents
               -----------------
furnished or to be furnished by the Seller to the Buyer or any of its representatives in connection with the execution, delivery and closing of this Agreement is or will be false or misleading, or contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements therein fair and accurate.

V.       REPRESENTATIONS AND WARRANTIES OF THE BUYER
         -------------------------------------------

                                      15.

         The Buyer represents and warrants to the Seller as follows:

         5.1 Organization; Good Standing; Power. The Buyer is a corporation duly
             ----------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. The copies of the Articles of Incorporation and Bylaws of the Buyer, which have been delivered to the Seller are complete and correct. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it after the consummation of the transaction contemplated hereunder makes such qualification necessary.

         5.2 Authority Relative to Agreement. The execution, delivery and
             -------------------------------
performance of this Agreement, and the transactions contemplated hereby by the Buyer, have been duly and effectively authorized and ratified by all necessary corporate action. This Agreement has been duly executed by Buyer and is a valid, legally binding and enforceable obligation of Buyer.

         5.3 Effect of Agreement. The execution, delivery and performance of
             -------------------
this Agreement and the consummation of the transactions contemplated hereby do not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or other public authority; (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law applicable to the Buyer; or
(iii) conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of the Buyer pursuant to any indenture, corporate charter, bylaw, indenture mortgage, deed of trust, lease, contract, agreement or other instrument or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Buyer is a party, or by which the Buyer or any of its assets or properties may be bound.

VI.      TRANSACTIONS PRIOR TO THE CLOSING DATE
         --------------------------------------

         6.1 Access to Information. The Seller shall give to the Buyer, its
             ---------------------
employees, counsel, accountants, engineers and other consultants and representatives, full access during normal business hours throughout the period prior to the Closing Date to the assets, books, contracts, commitments and records of the Seller for such purposes as Buyer deems appropriate, including but not limited to testing of the assets provided the same does not unreasonably interfere with the Seller's business, and will furnish to the Buyer during such period all such information concerning the affairs of the Seller as the Buyer or its representatives may reasonably request. The Buyer shall use its best efforts to cause its representatives to hold in strict confidence all information so obtained from the Seller and, if the transactions herein provided for are not consummated as contemplated herein, the Buyer will return all such data as the Seller may reasonably request.

                                      16.

         6.2      Conduct of the Seller's Business Pending the Closing Date. The
                  ---------------------------------------------------------
Seller hereby agrees that prior to the Closing Date it will:

                  (a) operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use its best efforts to preserve its present business organization and reputation intact, keep available the services of its present officers and employees and preserve its present relationships and good will with persons having business dealings with it;

                  (b) maintain all of the Assets in customary repair, order and condition, reasonable wear and use excepted, and maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date hereof; and, in the event of a casualty, loss or damage to any of such properties prior to the Closing Date for which the Seller is insured, the Seller shall, at Buyer's option, either repair or replace such damaged property or transfer the proceeds of such insurance to the Buyer;

                  (c) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years; endeavor to comply with all laws and contractual obligations applicable to it and to the conduct of its business; and perform all of its obligations without default;

                  (d) use its best efforts to comply duly with all laws applicable to it and the conduct of its business;

                  (e) conduct its operations so as to comply with all Environmental Laws;

                  (f) make no amendment in its Articles of Incorporation or Bylaws; and enter or agree to enter into no merger or consolidation with, or sale of a significant amount of its assets to, any corporation or change the character of its business in any manner;

                  (g) make or grant no general wage or salary increase or increase in compensation payable or to become payable to any employee, officer, director or agent; pay or provide for no bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, multi-employer pension, retirement or other similar payment or arrangement except in the ordinary course of administering existing plans referred to in Section 4.10 of the Disclosure
                                               ------------------------------
Schedule; pay or provide for no unfunded pensions, not covered by any pension
--------
plan, other than the unfunded pensions, if any, referred to in Section 4.10 of
                                                               ---------------
the Disclosure Schedule and enter into no employment or consulting agreement or
-----------------------
sales agency with respect to the performance of personal services which is not terminable without liability by Seller on thirty days notice or less.

                  (h) (i) incur or become subject to, or agree to incur or become subject to, no obligation or liability (contingent or otherwise), subject to the exceptions enumerated in Section 4.7(a) hereof; (ii) discharge or satisfy no lien or encumbrance and pay no obligation or liability

                                      17.

(contingent or otherwise), subject to the exceptions enumerated in Section 4.7(b) hereof; (iii) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance none of its assets or properties; (iv) sell, assign, transfer, convey, lease or otherwise dispose of, or agree to sell, assign, transfer, convey, lease or otherwise dispose of, none of its assets or properties, except for fair consideration in the ordinary course of business;
(v) acquire or lease (other than a renewal of an existing lease in the ordinary course of business), or agree to acquire or lease (other than a renewal of an existing lease in the ordinary course of business, no material assets of property; (vi) cancel or compromise no debt or claim, except for adjustments or settlements made in the ordinary course of business; (vii) waive or release no rights; (viii) transfer or grant no rights under any concessions, leases, licenses, agreements, patents, inventions, trade names, trademarks, copyrights, or with respect to any know-how or Intellectual Property Rights; (ix) modify, change or terminate no existing license, lease, contract or other document referred to in Section 4.10 of the Disclosure Schedule; (x) make no capital
               ---------------------------------------
expenditures and enter into no commitments therefor which, individually exceed $5,000; (xi) enter into no collective bargaining agreement and, through negotiation or otherwise, make no commitment or incur any liability to any labor organization; and (xii) enter into no transaction and make or enter into no contract or commitment which by reason of its size or otherwise is not in the ordinary course of business or perform its obligation other than in the ordinary course of business;

                  (i) make no renovation of property involving any obligation on the part of the Seller in excess of $15,000 in the aggregate;

                  (j) make no change in its accounting procedures;

                  (k) enter into no transaction, nor any agreement or understanding with respect to such transaction; and

                  (l) use its best efforts not to permit any event to occur which would result in any of the Seller's or the Shareholder's representations and warranties contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event.

         6.3 Consents. The Seller and the Shareholder agree that they shall use
             --------
their best efforts to obtain prior to the Closing Date all such consents, assignments, and approvals as may be required in order to enable them to perform their obligations hereunder, including, but not limited to, all consents and approvals required so that the Seller may continue to enjoy after the Closing Date all rights and benefits presently enjoyed by it. It is expressly acknowledged and agreed by the Seller and the Shareholder that Buyer is negotiating with Seller's bank lenders to obtain their consent to the transactions contemplated hereby. The Seller and the Shareholder agree that to the extent necessary that they shall cooperate in such negotiations and otherwise authorizes Buyer to negotiate with such lenders for their consent to the transaction and such additional borrowings by Buyer as it deems appropriate to consummate this transaction.

                                      18.

VII.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDER
         ----------------------------------------------------------

         The obligations of the Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         7.1  Accuracy of Representations and Warranties.  The representations
              ------------------------------------------
and warranties of the Buyer herein contained shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of such date, except as affected by the transactions contemplated hereby.

         7.2  Performance of Agreements. The Buyer shall have performed all
              -------------------------
obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         7.3  Officers' Certificate. Buyer shall have furnished the Seller with
              ---------------------
a certificate, dated as of the Closing Date, of the Buyer's President or Vice President, to the effect that the Buyer has fulfilled the conditions specified in Sections 7.1 and 7.2 hereof.

         7.4  Resolutions of Board of Directors. The Seller shall have received
              ---------------------------------
from the Buyer a certified copy of the Resolutions of the Board of Directors of the Buyer approving this Agreement and authorizing the consummation of the transactions contemplated hereby.

         7.5  Opinion of Counsel for the Buyer. The Seller shall have received
              --------------------------------
an opinion of counsel for the Buyer, dated the Closing Date, satisfactory in form and substance to the Seller and its counsel, to the effect that:

              (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its property, to carry on its business and to enter into this Agreement and perform its obligations hereunder.

              (b) The execution, delivery and performance of this Agreement and the Contingent Payment Certificate by the Buyer and the consummation of the transactions contemplated hereby have been duly and effectively authorized and ratified by all necessary corporate action on the part of the Buyer and do not require the consent, approval or authorization of any person or public authority, do not violate, with or without the giving of notice and/or the passage of time, any provision of law now applicable to the Buyer and do not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust, lease, contract, agreement or other instrument known to such counsel, to which the Buyer is a party or by which the Buyer or any of its assets and properties may be bound and will not result in a violation of the Articles of Incorporation or Bylaws of the Buyer.

                                      19.

              (c) This Agreement has been duly executed by the Buyer and is the valid, legally binding and enforceable obligation of the Buyer, except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency or other laws affecting creditors' rights or contractual obligations generally.

         7.6  Closing of Continental Transaction.  The transactions contemplated
              ----------------------------------
by the Continental Agreement shall have closed concurrently with the closing of the transactions contemplated hereby.

VIII.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
         ------------------------------------------------

         The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions.

         8.1  Accuracy of Representations and Warranties. The representations
              ------------------------------------------
and warranties of the Seller herein contained shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date, except as affected by transactions contemplated hereby.

         8.2  Performance of Agreements. The Seller shall have performed all
              -------------------------
obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         8.3  Officers' Certificate. The Seller shall have furnished the Buyer
              ---------------------
with a certificate dated as of the Closing Date, of the President or Vice President of the Seller, to the effect that the Seller has fulfilled the conditions specified in Sections 8.1 and 8.2 hereof.

         8.4  Resolutions of Board of Directors and Sole Shareholder. The Buyer
              ------------------------------------------------------
shall have received from the Seller a certified copy of the Resolutions of the Board of Directors and of the sole shareholder of Seller approving this Agreement and authorizing the consummation of the transactions contemplated hereby.

         8.5  Opinion of Counsel for the Seller. The Buyer shall have received
              ---------------------------------
an opinion of counsel for the Seller and the Shareholder, dated the Closing Date, in form and substance satisfactory to the Buyer and its counsel, to the effect that:

              (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; the Seller has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder; and the Seller has all requisite corporate power and authority to own, lease and operate its properties as now owned, leased and operated, to carry on its business as now being conducted.

                                      20.

              (b) The execution, delivery and performance by the Seller of this Agreement and the other documents as required hereby to be executed by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by all necessary corporate action on the part of the Seller.

              (c) The execution, delivery and performance of this Agreement by the Seller and the Shareholder and the consummation of the transactions contemplated hereby do not require the consent, approval, authorization, license, order or permit of any person or public authority (except those consents, approvals, authorizations, licenses, orders and permits which have been duly obtained, specifying the same), do not violate, with or without the giving of notice or the passage of time, or both, any provision of law now applicable to the Seller and do not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the properties or assets of the Seller or the Shareholder pursuant to, any corporate charter, bylaws, indenture, mortgage, deed of trust, lease, contract, agreement or other instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restrictions of any kind or character, known to such counsel, to which the Seller or the Shareholder is a party or by which the Seller or the Shareholder or any of their respective assets or properties may be bound and will not result in a violation of the Seller's Articles of Incorporation or Bylaws.

              (d) This Agreement and the other documents the Seller is required to execute hereunder have been duly executed by the Seller and are the valid, legally binding and enforceable obligations of the Seller, except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency or other laws affecting creditors' rights or contractual obligations generally or the exercise of judicial discretion in the application of principles of equity in appropriate cases.

              (e) The Shareholder has the legal capacity to execute and deliver this Agreement and any other documents required to be executed and delivered by the Shareholder hereunder, to perform her obligations hereunder and thereunder and to consummate the transactions contemplated thereby. This Agreement and the other documents required to be delivered by the Shareholder hereunder constitute the valid and legally binding obligations of the Shareholder, enforceable against the Shareholder in accordance with the respective terms of said agreements, except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency or other laws affecting creditors' rights or contractual obligations generally.

              (f) Except as disclosed in Section 4.11 of the Disclosure
                                         ------------------------------
Schedule, to the best knowledge of such counsel, there are no actions, suits or
--------
proceedings pending or, threatened against or affecting the Seller at law or in equity or in admiralty, or before or by any United States, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency, or instrumentality, nor does such counsel know of any facts which would provide a basis for any such action, suit or proceeding.

                                      21.

         8.6  Actual or Threatened Actions.  There shall not be any actual or,
              ----------------------------
in the opinion of the Buyer, threatened action or proceeding by or before any court or other governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own, operate or control the Seller or affect the right of the Seller to own, operate or control its assets and business after the Closing Date.

         8.7  Material Changes. Prior to the Closing Date there shall be no
              ----------------
material adverse change in the Seller's condition (financial or otherwise), assets, liabilities, or business, including, without limitation, a loss of any material amount of its business or any material customers or reasonable cause to believe that such a loss is probable within one (1) year after the Closing.

         8.8  Consents. All required consents shall have been received by the
              --------
Buyer including, but not limited to, all consents and approvals required to permit the Seller to enjoy after the Closing Date all rights and benefits presently enjoyed by the Seller, including without limitation, such consents and approvals as are required to avoid a default or event that, with the passage of time or giving of notice, will be a default under any agreement between the Seller and its customers.

         8.9  Employment Agreements with Other Key Personnel. Such key employees
              ----------------------------------------------
of the Seller as are designated by Buyer in writing to the Seller shall have executed and delivered to the Seller Employment Agreements in form and substance substantially the same as Exhibit 8.9 hereto.
                          -----------

IX.      NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
         ------------------------------------------------------
         INDEMNIFICATION
         ---------------

         9.1  Events of Default. A breach of any representation or warranty by
              -----------------
the Seller, the Shareholder or the Buyer, or a breach as a result of the failure of the Seller, the Shareholder or the Buyer to perform any of their covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 9.3 and Section 9.4 hereof.

         9.2  Survival of Representations, Etc. All representations, warranties
              --------------------------------
and agreements made by the Seller, the Shareholder and the Buyer in this Agreement or in any exhibit, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the Buyer and the Shareholder with respect thereto, shall survive the Closing hereunder for the following periods:

              (a) With respect to the representations and warranties of the Seller and the Shareholder as contained in this Agreement and all related documents, any claim arising thereunder must be brought within a period of three
(3) years following the Closing Date.

                                      22.

              (b) With respect to the representations and warranties of the Seller and the Shareholder as to federal, state and other taxes and the Environmental Laws any claim arising thereunder must be brought within thirty
(30) days after the expiration of the period of the applicable statutes of limitation, including any extensions thereof.

              (c) With respect to the representations, warranties and agreements of the Buyer as contained herein, any claim arising thereunder must be brought by the Seller within a period of three (3) years following the Closing Date.

         9.3  Indemnification to the Buyer.  The Shareholder agrees to indemnify
              ----------------------------
and hold the Buyer harmless against and in respect of:

              (a) except to the extent expressly assumed by Buyer, all obligations and liabilities of the Seller, whether accrued, absolute, fixed, contingent or otherwise, in existence on or relating to events occurring prior to the Closing, including without limitation any such obligations or liabilities that Buyer satisfies in good faith as the result of Buyer's belief that such satisfaction is necessary to continue to do business with a customer or vendor of Seller's business prior to the Closing;

              (b) any loss, liability or damage suffered or incurred by the Buyer, net of any tax effects realized by the Buyer as a result thereof, because of a breach of any obligation of the Seller or the Shareholder incurred under this Agreement, or because any representation or warranty by the Seller or the Shareholder contained herein, in any document furnished or required to be furnished pursuant to this Agreement by the Seller or the Shareholder or any of their representatives to the Buyer or any of its representatives, or any documents furnished to the Buyer in connection with the closing hereunder, shall be false as of the Closing Date; and

              (c) all reasonable costs and expenses (including accounting and attorneys' fees) incurred by the Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against it in this Section 9.3.

              (d) The Shareholder shall not have any liability under this Section to the extent aggregate losses under this Section and under Section 9.3 of the Continental Agreement are less than Fifty Thousand Dollars ($50,000). In addition, the aggregate amount of the Shareholder's obligations under Section
9.3 of this Agreement and the Continental Agreement shall not exceed the aggregate amount of the consideration paid under such agreements, including without limitation, any amounts paid to Seller under the Contingent Payment Certificate or distributed to Seller under the Escrow Agreement (both as defined in the Continental Agreement). For purposes of this subsection (d), COMFORCE Stock distributed to Seller shall in all cases be valued at the price established on the Closing Date for purposes of Section 2.1 of the Continental Agreement.

         9.4  Indemnification to the Shareholder.  The Buyer agrees to indemnify
              ----------------------------------
and hold the

                                      23.

Shareholder harmless against and in respect of:

              (a) any loss, liability or damage suffered or incurred by the Shareholder, net of any tax effects realized by the Seller as a result thereof, because of a breach of any obligation of the Buyer incurred under this Agreement, or because any representation or warranty by the Buyer contained herein, in any document furnished or required to be furnished pursuant to this Agreement by the Buyer or any of its representatives to the Shareholder or any of her representatives, or any documents furnished to the Buyer in connection with the closing hereunder, shall be false as of the Closing Date; and

              (b) all reasonable costs and expenses (including accounting and attorneys' fees) incurred by the Shareholder in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against it in this Section 9.4.

         9.5  Representation, Cooperation and Settlement.
              ------------------------------------------

              (a) Any party claiming a right to indemnification hereunder
(the "Indemnified Party") shall give prompt written notice to the party from which the indemnification is sought (the "Indemnifying Party") of any claim against the Indemnified Party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreement contained in Section 9.3 or Section 9.4 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof. No failure to give such notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is prejudiced by such failure.

              (b) The Indemnified Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Section 9.3 or 9.4 hereof, however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at the Indemnifying Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

X.  TRANSACTIONS SUBSEQUENT TO THE CLOSING DATE
    -------------------------------------------

         10.1  Further Assurances.  From time to time after the Closing Date,
               -------------------
upon the reasonable request of Buyer, Seller shall execute, deliver and acknowledge all such further instruments of transfer and conveyance as Buyer may reasonably require to more effectively

                                      24.

transfer the Assets to Buyer and to put Buyer in possession of the Assets.

         10.2  Change of Name.  From and after the Closing Date, neither the
               --------------
Seller nor the Shareholder shall use the name Progressive Telecom, Inc. or any similar name without the prior written consent of Buyer.

         10.3 Receipt of Certain Remittances by Seller and Buyer.
              ---------------------------------------------------

              (a) If, on or after the Closing Date, Seller shall receive any remittance from any account debtors with respect to any accounts of Buyer arising after the Closing Date, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer immediately upon receipt thereof.

              (b) If, on or after the Closing Date, Buyer shall receive any remittance from any account debtors with respect to any accounts retained by Seller in accordance herewith, Buyer shall endorse such remittance to the order of Buyer and forward it to Buyer immediately upon receipt thereof.

         10.4 Assistance with Audit. Seller and the Shareholder understand and
              ---------------------
acknowledge that, after the Closing, Buyer intends to prepare and have its independent accountants audit the financial statements of Seller for the one-year period ended December 31, 1995 and for the nine-month period ended September 30, 1996 in connection with the preparation of COMFORCE's audited financial statements. Seller and the Shareholder shall cooperate fully with said audit and shall provide such documents and other information as is in their respective control as Seller, COMFORCE or Comforce's independent accountant's may from time to time reasonably request in connection with the preparation and audit of such financial statements.

         10.5 Access to Books and Records. Buyer shall keep and maintain any
              ---------------------------
financial and tax books and records it receives from Seller as part of the Assets for a period of at least six (6) years after the Closing and shall during such time upon reasonable notice permit Seller and the Shareholder or their representatives access to such books and records for any legitimate purpose, including the preparation and verification of tax returns and documents related to tax matters and the preparation for and response to any audits or inquiries with respect to such matters.

XI.      MISCELLANEOUS
         -------------

         11.1 Brokerage. The Seller and the Shareholder represent and warrant to
              ---------
the Buyer that neither the Seller nor the Shareholder have incurred any obligations or liabilities, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payments in connection with this Agreement or the transactions contemplated hereby except to ____________ ("Seller's Broker"). The Seller and the Shareholder shall be jointly and severally liable for, and shall indemnify, defend and hold Buyer from and against, any and all commissions, fees or other payments payable to or claimed by Seller's Broker as a result of the transactions contemplated

                                      25.

hereby or the negotiations relating hereto. The Buyer represents and warrants to the Seller and the Shareholder that the Buyer has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. The Seller and the Shareholder on the one hand and the Buyer on the other agree to indemnify and hold the other harmless against and in respect of any such obligations or liabilities based in any way on agreements, arrangements or understandings claimed to have been made by it or them with any third party and not disclosed herein.

        11.2  Waivers and Amendment.
              ---------------------

              (a) The Seller and the Shareholder, on the one hand, or the Buyer, on the other hand may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other.

              (b) This Agreement may be amended, modified or supplemented only by a written instrument executed by all the parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        11.3  Expenses. Whether or not the transactions contemplated by this
              --------
Agreement are consummated, the Buyer shall pay the fees and expenses of its counsel, accountants, other experts and all other expenses incurred by it incident to the negotiation, preparation and execution of this Agreement, and the Shareholder shall pay any and all such fees and expenses incurred by the Seller or the Shareholder incident to the negotiation, preparation and execution of this Agreement and the performance by the Seller and the Shareholder of their obligations hereunder. Notwithstanding the foregoing, Buyer agrees that unless Buyer terminates this Agreement because the Closing does not occur due to a default by the Seller or the Shareholder of their respective obligations hereunder, Buyer shall be responsible for and pay the fees paid or payable to the firm of independent public accountants in connection with the work done relating to issuance of the Nine Month Statements.

        11.4  Occurrences of Conditions Precedent.  Each of the parties hereto
              -----------------------------------
agrees to use its best efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied.

        11.5  Notices.  All notices, requests, demands and other communications
              -------
which are

                                      26.

required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

                  (a)      If to the Seller or the Shareholder, to:

                                    Progressive Telecom, Inc.
                                    27 East Main Street
                                    Elmsford, NY  10523

                                    Beth Wilson Hill
                                    389 Hardscrabble Road
                                    Briarcliff, NY 10510

                           with a copy to:

                                    McCarthy, Fingar, Donovan,
                                      Drazen & Smith, L.L.P.
                                    11 Martine Avenue
                                    White Plains, NY  10606
                                    Attention: John J. Parker, Esq.

                  (b)      If to the Buyer, to:

                                    COMFORCE Global, Inc.
                                    2001 Marcus Avenue
                                    Lake Success, NY  11042

                                      27.

                           with a copy to:

                                    Doepken Keevican & Weiss
                                    37th Floor, USX Tower
                                    600 Grant Street
                                    Pittsburgh, PA  15219
                                    Attention:  David J. Hirsch, Esq.

or to such other address as any party shall have specified by notice in writing to the other.

        11.6  Integration Clause.  This Agreement and the Exhibits hereto
              ------------------
constitute the entire agreement between Buyer, the Shareholder and Seller with respect to the subject matter hereof.

        11.7  Binding Effect; Benefits. This Agreement shall inure to the
              ------------------------
benefit of and be binding upon the parties hereto and their successors; nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        11.8  Non-assignability. This Agreement and any rights pursuant hereto
              -----------------
shall not be assignable by either party without the prior written consent of the other. Notwithstanding the foregoing, Buyer may assign its rights hereunder to another corporation that is directly or indirectly controlled by COMFORCE and may assign its rights hereunder to secure its obligations to parties providing loans or other credit facilities to Buyer or its affiliates.

        11.9  Bulk Sales Law Waiver. Buyer and Seller each agree to waive
              ---------------------
compliance by the other with the provisions of the bulk sales laws or comparable laws of any jurisdiction to the extent that the same may be applicable to the transactions contemplated by this Agreement. Seller and the Shareholder agree to indemnify and hold harmless Buyer from and against any and all claims that may be asserted against Buyer under any such provisions.

       11.10  Applicable Law.  This Agreement and the legal relations between
              --------------
the parties hereto shall be governed by and in accordance with the laws of the Commonwealth of Pennsylvania.

       11.11  Section and Other Headings.  The section and other headings
              --------------------------
contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       11.12  Counterparts. This agreement may be executed in any number of
              ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                                      28.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the date first above written.

                              COMFORCE GLOBAL, INC.

                              By:       /s/  Christopher P. Franco
                                 ----------------------------------------
                              Name:     Christopher P. Franco
                                   --------------------------------------
                              Title:    Executive Vice President
                                    -------------------------------------

                              PROGRESSIVE TELECOM, INC.

                              By:       /s/  Beth Wilson Hill
                                 ----------------------------------------
                              Name:     Beth Wilson Hill
                                   --------------------------------------
                              Title:    President
                                    -------------------------------------

                                        /s/ Beth Wilson Hill
                              -------------------------------------------
                              Beth Wilson Hill


COMFORCE Corporation hereby guarantees all obligations and liabilities of COMFORCE Global, Inc. arising out of or in connection with this Agreement.

                              COMFORCE CORPORATION

                              By:       /s/ Christopher P. Franco
                                 -----------------------------------------
                              Name:     Christopher P. Franco
                                   ---------------------------------------
                              Title:    Executive Vice President
                                    --------------------------------------